October 10, 2013

Alternative Energy Partner, Inc.

6371 Collins Road #916

Jacksonville, FL 32244

To the Board of Directors:

Effective  October  10,  2013,  we  will  cease  our  services  as  your  independent  registered  auditor.  We  have  reached this decision reluctantly and after substantial deliberation.

We will cooperate with your new auditor. To facilitate that process, please send us a letter authorizing us to make disclosures to your new auditor. Without such a letter, we are ethically prohibited  from communicating with others regarding your company’s affairs.

We look forward to helping you make a smooth transition with your new auditor.

Very truly yours,

L.L. Bradford & Company

702-735-5030 ● 8880 West Sunset Road, Third Floor, Las Vegas NV 89148 ● www.llbradford.com